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                                                                     EXHIBIT 5.1

                                          January 30, 1998

Med-Emerg International, Inc.
2250 Argentia Road, Suite 250
Mississauga, Ontario L5N,5R1
Canada

Gentlemen:

    We have acted as counsel to Med-Emerg International, Inc. (the "Company") in connection with its filing of a registration statement on Form F1 (Registration No. 333-21899, the "Registration Statement") covering (i) 1,437,500 shares of common stock, no par value (the "Common Stock"), including 187,500 shares subject to an over-allotment option, (ii) 1,437,500 redeemable warrants (the "Redeemable Warrants"), including 187,500 Redeemable Warrants subject to an over-allotment option, with each Redeemable Warrant entitling the holder to purchase one share of Common Stock, (iii) warrants to be issued to the underwriter (the "Underwriters' Warrants") to purchase up to 125,000 additional shares and/or 125,000 additional Redeemable Warrants, all as more particularly described in the Registration Statement, and(iv) 62,500 shares of Common Stock to be sold by selling shareholders ("Selling Shareholders") pursuant to the alternate prospectus included in the Registration Statement.

    In our capacity as counsel to the Company, we have examined the Company's Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

    With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signature on all documents submitted to us.

    On basis of the foregoing, we are of the opinion that:

        the shares of Common Stock covered by the Registration Statement and the Common Stock issuable upon exercise of the Underwriters' Warrants have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable;

        the Redeemable Warrants covered by the Registration Statement and the Redeemable Warrants issuable upon exercise of the Underwriters' Warrants (collectively the "Registered Warrants") will, when sold as contemplated by the Registration Statement, be legally issued and will constitute legal, valid and binding obligations of the Company;

        the shares of Common Stock issuable upon exercise of the Redeemable Warrants will, upon issuance and payment in accordance with the terms of the Registered Warrants, be legally issued, fully paid and non-assessable; and

        the shares of Common Stock covered by the Alternate prospectus included in the Registration Statement to be sold by the Selling Shareholders have been validly authorized and legally issued and are fully paid and non-assessable.
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Med-Emerg International, Inc.

January 30, 1998

Page 2

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                          Very truly yours,
                                          /s/ GSKF

                                          GERSTEN, SAVAGE, KAPLOWITZ &
                                          FREDERICKS, LLP